Exhibit 2iI

Override Agreement / Early Retirement and Outside Interests

         An Agreement made by and between Optelecom Inc., a Delaware Corporation ("Optelecom"), Paragon Audio Visual Limited, a United Kingdom company ("Paragon"), David Brown, Mark Brown, Andrew Brown, and Darren Brown (collectively the "Browns") supplemental to an agreement between the said parties and others of the same date relating to the sale of the shares and assets of Paragon and other matters (the "Master Agreement") and the Employment Agreement entered into under its terms by each of the Browns (the "Employment Agreement").

         1. Any one of the Browns, but no more than one, other than David Brown, shall by agreement with the other Browns be entitled to serve not less than 90 days' written notice pursuant to or on the same terms as contained in clause 2 of the Employment Agreement expiring not earlier than 18 months from the closing date to terminate his employment with Optelecom within the minimum term. In the event of the exercise of the right so granted the following provisions shall apply;

                  (i) the employment shall terminate at the expiry of the notice on the terms of the Employment Agreement other than those relating to termination by the company "by cause" or in a manner constituting "breach".

                  (ii) any such notice shall not constitute breach of the Employment Agreement or other terms of the transactions referred to in the Master Agreement; but such notice shall constitute an election by the Brown giving the notice to terminate the Employment Agreement for purposes of Attachment A to Appendix A to the Employment Agreement.

                  (iii) if the Executive Bonus Plan provisions of the Employment Agreement shall be withdrawn from the Brown departing in consequence of termination of employment pursuant to any such notice, the entitlement of the other Browns under the Executive Bonus Plan shall be increased in equal shares to absorb the amount otherwise payable to the employee giving such notice.

         2. The provisions for "Adjustment in Consideration" at clause 5.06 of the Master Agreement shall not apply to any Brown who may serve notice pursuant to Clause 1 of this Agreement, but in the event of such notice being served, the base figure of $406,250 for calculating the Adjustment in Consideration for the other Browns under clause 5.06 of the Master Agreement will thereafter be $541,667.

         3. It is recognized and understood that the Browns have with the knowledge and consent of Optelecom certain shareholdings and nonexecutive directorships in the companies indicated in the schedule attached as attributed to them in that schedule. It is hereby confirmed that:




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                  (i) no objection or action shall be raised or initiated under the terms of the Employment Agreement or Master Agreement or any other obligations of the Browns to Optelecom in respect of such interests and activities or the use of the word Paragon in the names and businesses of those companies or the inclusion of products or services competitive to those of Optelecom or Optelecom group companies as an incidental part of contracts undertaken by them.

                  (ii) in particular the Browns and each of them shall be permitted to give casual time and attention to the overseeing of such interests without being in breach of the Employment Agreement or Master Agreement or any other obligations of the Browns to Optelecom and shall not be under obligation to pass to Optelecom any Proprietary Property (as referred to in the Employment Agreement), Customer Information or other commercially valuable information acquired or utilized in the business of those companies.

                  (iii) the noncompetition and nonsolicitation provisions of the Employment Agreement, the Master Agreement and any other obligations of the Browns to Optelecom shall not be exercisable by Optelecom in respect of any person or organization now or in the future giving to those companies business of the kind they currently conduct.

         4. For the avoidance of doubt the provisions of this agreement (to the extent stated and no further) override or vary the terms of the Master Agreement and all other agreements referred to by it, including any provision purporting to establish that such documents constitute the whole agreement between the parties.

         5. A draft of this agreement has been exhibited to the Disclosure Letter for the sale of the Paragon business and the extent of the seller's warranties will be limited by the exclusion of all matters referred to by it.

         6. This Agreement shall continue until such time as it may be terminated or amended by agreement between the parties in which event the override on the provisions referred to shall cease or be varied and the overridden provisions shall resume effect to the extent so agreed.

         IN WITNESS WHEREOF the parties have duly executed this Agreement this 12th day of December, 1997.

                                                   OPTELECOM, INC.


                                                   By /s/ Edmund D. Ludwig
                                                      --------------------------
                                                          Edmund D. Ludwig
                                                          President


                                                   PARAGON AUDIO VISUAL LIMITED



                                                   By /s/ David A. Brown
                                                      --------------------------
                                                          David A. Brown
                                                          Chairman


                                                    /s/ David A. Brown
                                                    ----------------------------
                                                    David A. Brown


                                                    /s/ Mark D. Brown
                                                    ----------------------------
                                                    Mark D. Brown


                                                    /s/ Andrew S. Brown
                                                    ----------------------------
                                                    Andrew S. Brown


                                                    /s/ Darren N. Brown
                                                    ----------------------------
                                                    Darren N. Brown

                       PARAGON AUDIO VISUAL LIMITED (PAV)

         Businesses in which the shareholders have interests not included in sale and in respect of which they will require exemption in employment agreements to manage businesses on a nonexecutive basis:

         1. Paragon Security and Communications Limited.
            --------------------------------------------

         100% Shareholding allotted as for PAV
         Directors: Andrew, Darren, David and Mark Brown.

         2. Paragon Advanced Cabling & Communications Limited.
            --------------------------------------------------

         81% Shareholding allotted as for PAV
         Directors: Andrew and Mark Brown.

(Note: company name in course of being changed to the above from Active Communication Company Limited, and full share allotment as above not yet completed, following the purchase of Mr. W. Connors' shares by the other shareholders)

         3.  Adwood Research and Development Limited.
             ----------------------------------------

         81% Shareholding allotted as for PAV
         Directors: Andrew, Darren, David and Mark Brown and Peter Hawley.

(Note: Share allotments not yet completed)